Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2010-06
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI delivers first-quarter gains;
Reaffirms full-year guidance
WINSTON-SALEM, N.C. — April 22, 2010

First Quarter 2010 — At a Glance
•	Adjusted EPS: First quarter at $1.11, up 11 percent
•	Excludes charges related to changes in federal health-care laws, and prior-year trademark impairments

•	Excludes charges related to settlements of Canadian governments’ civil claims and criminal charges
•	Reported EPS: First quarter at $0.28 vs. $0.03 in prior-year quarter

•	R.J. Reynolds increases operating income and total cigarette market share

•	American Snuff Co. delivers double-digit moist-snuff volume growth

•	R.J. Reynolds and American Snuff Co. to move to a single field trade-marketing organization

•	RAI ends quarter with $3.3 billion in cash balances

•	RAI reaffirms 2010 guidance, with adjusted EPS range of $4.80 to $5.00
•	Excludes charges related to health care and Canadian governments’ settlements
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results for the first quarter.
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Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2010 adjusted EPS (excluding health-care and Canadian governments’ settlements charges) of $1.11, up 11 percent from the prior-year quarter. Higher cigarette pricing, moist-snuff volume and productivity more than offset lower cigarette volume and higher promotional expense. Reported EPS was $0.28 versus $0.03 in the prior-year quarter, which included trademark impairments.
RAI reaffirmed adjusted EPS guidance for 2010 in the range of $4.80 to $5.00, reflecting mid-single-digit percentage growth. This excludes charges related to health care and Canadian governments’ settlements.

1Q 2010 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts; for
reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months
	Ended Mar. 31
			%
	2010	2009	Change

Net sales	$1,986	$1,921	3.4%

Operating income
Reported (GAAP)	$570	$97	n/a
Adjusted (Non-GAAP)	570	550	3.6%

Net income
Reported (GAAP)	$82	$8	n/a
Adjusted (Non-GAAP)	325	293	10.9%

Net income per diluted share
Reported (GAAP)	$0.28	$0.03	n/a
Adjusted (Non-GAAP)	1.11	1.00	11.0%
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MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American started the year well,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “We reported higher first-quarter earnings compared with the prior-year quarter and continued to demonstrate the fundamental strength of our operating companies’ business strategies and brands.
“It’s important to note that first-quarter comparisons benefited from unusually low cigarette and moist-snuff shipment volume in last year’s first quarter, as wholesalers and retailers significantly reduced inventories ahead of federal excise-tax increases that took effect last April,” Ivey said.
“We achieved these results in a challenging environment, marked by significant competitive promotional activity and product introductions in both the cigarette and moist-snuff categories,” she said. “In addition, consumer spending patterns continued to be affected by the ongoing impact of higher tobacco taxes and the weak economy.
“Despite these circumstances, our companies maintained their focus on strategies that delivered solid performance,” Ivey said. “Both of our reportable operating segments continued to make significant progress, with further growth in operating income and total cigarette market share at R.J. Reynolds, and double-digit moist-snuff volume gains at American Snuff Co.”
She added that RAI’s Santa Fe subsidiary again delivered robust volume and earnings growth.
Ivey also said that plans are under way for R.J. Reynolds and American Snuff Co. to move to a single field trade-marketing organization. The field trade-marketing group at R.J. Reynolds will be expanded to provide services to American Snuff Co. through a services agreement. Nearly all employees currently in the field trade-marketing organization at American Snuff Co. will be offered positions at R.J. Reynolds.
“This strategic move will offer both companies greater efficiency and speed to market, provide stronger support for the retail trade and give the companies’ brands a stronger retail presence,” she said. “We expect the change to be essentially completed by the end of the third quarter.”
Ivey said she was pleased with the resolution of the decade-old Canadian governments’ civil claims and criminal charges, which eliminates the continuing uncertainties, expense and distraction associated with this litigation.
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Concerning federal regulation of tobacco products, she said that RAI’s operating companies are well prepared to comply and compete in the new regulatory environment.
Looking ahead, Ivey said that RAI’s operating companies will continue to strengthen their key brands, maintain a keen focus on productivity and position their businesses for long-term growth by investing in cigarette and smokeless-tobacco innovations to meet the changing preferences of adults who enjoy tobacco.
“Our companies’ ability to offer consumers a broad range of products will continue to serve our shareholders well,” Ivey said.
R.J. Reynolds
“R.J. Reynolds increased operating income and total cigarette market share in the first quarter despite heightened competitive activity and ongoing weakness in the economy,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer. “The company’s strong business strategies, product offerings and productivity initiatives all contributed to our improved results.”
Delen said that R.J. Reynolds’ first-quarter adjusted operating income of $470 million was up 2.4 percent from the prior-year quarter, as higher cigarette pricing and productivity gains more than offset lower cigarette volume and higher promotional expense. Prior-period adjusted results exclude trademark impairments.
R.J. Reynolds’ first-quarter adjusted operating margin was down slightly at 27.3 percent, 0.2 percentage points lower than the prior-year quarter. However, the company’s margin was up 0.6 percentage points sequentially.
Contributing to first-quarter results were savings from ongoing productivity initiatives, which include previous restructuring and outsourcing programs, and complexity reductions across the company, Delen said.
R.J. Reynolds’ total first-quarter cigarette market share increased 0.2 share points from the prior-year quarter, to 27.9 percent, even after a 0.4 share-point loss on low-margin, private-label brands, which the company continues to de-emphasize.
“We’re pleased that the company’s overall share performance has been stable for the past two years,” Delen said, “even as we have trimmed our portfolio to better focus on key-brand growth.”
R.J. Reynolds’ first-quarter cigarette shipment volume declined 2.5 percent from the prior-year quarter, compared with the industry decline of 2.4 percent. The majority of the company’s decline, 2.2 percentage points, resulted from the move away from private-label brands.
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Delen noted that there was a significant trade-inventory reduction in the prior-year quarter, ahead of the federal tobacco excise-tax increase. Adjusting for this, the company’s cigarette volume decline would have been 4.8 percent, compared with an industry decline of 7.3 percent.
The company’s growth brands, Camel and Pall Mall, posted a combined first-quarter cigarette market share gain of 3.1 percentage points to 13.6 percent as Pall Mall’s 3.6 share-point gain more than offset a 0.5 share-point decline on Camel.
Camel’s first-quarter cigarette market share of 7.1 percent was negatively impacted by significant competitive promotional activity, as well as continued pressure on premium-priced products in the current economy.
“As we moved through the quarter, Camel’s performance improved as we took steps to make the brand more competitive,” Delen said. “Camel ended the quarter with a share of 7.4 percent, and we expect continued improvement in the brand’s performance.”
Late in the first quarter, R.J. Reynolds also repositioned Camel’s two core menthol styles. These styles now have fresh new packaging and feature the company’s innovative capsule technology, which gives adult smokers the option of more menthol flavor on demand. “Initial reaction to these upgrades has been very positive,” Delen said.
Camel Crush, which uses the same capsule technology to offer the choice of regular or menthol with each cigarette, continues to perform well. The first-quarter market share of Camel Crush was up 0.1 percentage points, at 0.7 percent.
In the first quarter, cigarette styles featuring R.J. Reynolds’ capsule technology had a total share of 1.3 percent.
Camel continues to enhance its image as a total-tobacco brand, offering a broad range of innovative products to meet the changing preferences of adult tobacco consumers. In addition to Camel cigarettes and snus, R.J. Reynolds recently introduced Camel Dissolvables and American Snuff Co. introduced Camel Dip.
Camel Snus, the brand’s first smoke-free product, was expanded nationally last year. On a cigarette-equivalent basis, which assumes that a tin of Camel Snus is equal to a pack of cigarettes, Camel Snus had a relatively stable share of 0.2 percent in the first quarter. That brought Camel’s total-tobacco share, which includes Camel cigarettes and snus, to 7.3 percent in the first quarter, down 0.3 percentage points, driven by the cigarette declines.
“Snus is still a relatively new tobacco category in the U.S., and we believe that consumer awareness and trial of Camel Snus will benefit from the national expansion of competitive snus offerings,” Delen said.
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Camel’s dissolvable products — Orbs, Sticks and Strips — which were introduced in three lead markets last year, continued to generate good interest. Consumer feedback is being incorporated to improve the products and their packaging, as well as the company’s communications to adult tobacco consumers about these products.
R.J. Reynolds’ second growth brand, Pall Mall, steadily built volume and share during the quarter as value-conscious adult smokers increasingly discover the benefits of this high-quality, longer-lasting cigarette at an affordable price. The brand’s increase of 3.6 percentage points from the prior-year quarter brought its market share to 6.5 percent.
“Camel and Pall Mall now account for half of the company’s total cigarette volume,” Delen said. “And our focus on building our key brands and efficiency will continue to serve us well as we move through the year.”
American Snuff Co.
“American Snuff Co. posted solid performance in a quarter marked by intensified competitive pricing and promotions,” said Bryan K. Stockdale, the company’s president and chief executive officer. “I’m very pleased with the resilience that our business has demonstrated in this environment, as evidenced by our moist-snuff volume growth, higher margin and stable earnings performance.”
American Snuff Co.’s first-quarter adjusted operating income held steady at $84 million compared to the prior-year quarter, as higher volume and pricing on Grizzly offset lower margins on Kodiak. Prior-period adjusted results exclude trademark impairments.
The company’s first-quarter adjusted operating margin was 51.8 percent, up 1.3 percentage points from the prior-year quarter.
American Snuff Co.’s total moist-snuff shipment volume increased 12.2 percent in the first quarter, compared with 8.9 percent for the category. Both comparisons benefited from the prior-year quarter’s trade-inventory deloading ahead of the federal tobacco excise-tax increase. On a consumer off-take basis, which better reflects retail sales, American Snuff Co.’s volume increased about 6.7 percent.
Grizzly, the company’s flagship brand, again drove the company’s performance, with an 11.7 percent increase in first-quarter shipment volume.
In contrast, Grizzly’s first-quarter share of shipments declined 0.7 percentage points to 24.0 percent, due to significantly higher competitive promotional shipments and new product introductions. However, on a consumer off-take basis, Grizzly’s share was up 1.2 percentage points, at 25.0 percent.
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“We’re very pleased with the gains in Grizzly’s shipment volume and consumer off-take, especially in the face of aggressive competitive promotions on both premium and value brands,” Stockdale said. “Grizzly’s solid performance is testament to its great value and powerful brand equity.”
American Snuff Co. further enhanced Grizzly’s value and consumers’ quality perceptions with the March expansion of embossed metal lids across the entire brand.
Grizzly also improved its position in the rapidly-growing pouch segment, with a first-quarter share of 1.7 percent on its pouch styles, up half a share point from the prior-year quarter. Pouch styles now account for 9.6 percent of the moist-snuff category.
The first-quarter national introduction of Grizzly 1900 Long Cut also added to the brand’s broad-based appeal among moist-snuff consumers. A natural product with a traditional long cut, Grizzly 1900 Long Cut has captured a 0.3 share of market in its first three months.
American Snuff Co. continues to focus on improving its position in the premium segment. Kodiak further enhanced the brand’s premium image with an upgrade to embossed metal lids late in the first quarter. Despite an extremely competitive environment, Kodiak’s share of shipments has remained steady at about 3.8 percent for more than a year. Its first-quarter volume increased 12.0 percent from the prior-year quarter.
The company is also improving its premium position with Camel Dip, which was introduced in two states last June and was expanded to select outlets in 10 additional states this year. Along with the expansion, Camel introduced a third moist-snuff style, Camel Wintergreen Pouches. Camel Dip, which leverages the brand’s authentic heritage and innovation, posted a 0.9 share of shipments in those 12 states during March.
“We continue to operate well despite a tough environment,” Stockdale said. “American Snuff Co. has strong strategies and great brands, and we are focused on providing consumers with more value — and on delivering profitable growth.”
FINANCIAL UPDATE
“RAI’s first-quarter results keep us on track to meet our 2010 EPS guidance of $4.80 to $5.00 on an adjusted basis. That excludes the charges related to changes in federal health-care laws and the Canadian governments’ settlements,” said Thomas R. Adams, Reynolds American’s chief financial officer.
Adams said that RAI’s first-quarter adjusted EPS increased 11 percent to $1.11, which excludes charges of $0.09 per share for health care and $0.74 per share for the Canadian governments’ settlements. On a reported basis, first-quarter EPS was $0.28, compared with $0.03 in the prior-year quarter, which included $0.97 in trademark impairments.
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The settlements of the Canadian governments’ civil claims and criminal charges were finalized on April 13, with R.J. Reynolds and its affiliate Northern Brands International, Inc. making payments of $325 million and $75 million, respectively. This resulted in a first-quarter charge of $216 million to discontinued operations.
Reynolds American ended the quarter with $3.3 billion in cash balances after contributing $300 million to the pension plan in January.
On April 15, R.J. Reynolds made this year’s $2.0 billion Master Settlement Agreement payment, of which $448 million was deposited in the NPM disputed-funds account. R.J. Reynolds now has a total of $2.4 billion in dispute related to the NPM Adjustment for years 2003 through 2007. The arbitration process to resolve the dispute over the 2003 adjustment of $615 million is underway.
“RAI continues to build its businesses and maintain a strong balance sheet, while fulfilling our commitment to returning value to our shareholders, including a 75 percent dividend payout policy,” Adams said.
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss first-quarter 2010 results at 10:30 a.m. Eastern Time on Thursday, April 22, 2010. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
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WEB DISCLOSURE
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban on characterizing flavors to smokeless tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;
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•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the position or financial strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S., Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume schedules follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net sales, external	$1,858	$1,832
Net sales, related party	128	89

Net sales	1,986	1,921
Cost of products sold	1,070	998
Selling, general and administrative expenses	339	365
Amortization expense	7	8
Trademark impairment charges	—	453

Operating income	570	97
Interest and debt expense	60	66
Interest income	(4)	(5)
Other expense, net	2	19

Income from continuing operations before income taxes	512	17
Provision for income taxes	214	9

Income from continuing operations	298	8
Loss on discontinued operations, net of tax	(216)	—

Net income	$82	$8

Basic net income per share:
Income from continuing operations	$1.02	$0.03
Loss on discontinued operations	(0.74)	—

Net income	$0.28	$0.03

Diluted net income per share:
Income from continuing operations	$1.02	$0.03
Loss on discontinued operations	(0.74)	—

Net income	$0.28	$0.03

Basic weighted average shares, in thousands	291,431	291,424

Diluted weighted average shares, in thousands	292,169	291,606

Segment data:
Net sales:
RJR Tobacco	$1,720	$1,671
American Snuff	161	166
All Other	105	84

	$1,986	$1,921

Operating income:
RJR Tobacco	$470	$82
American Snuff	84	8
All Other	30	24
Corporate	(14)	(17)

	$570	$97

Supplemental information:
Excise tax expense	$1,017	$410
Master Settlement Agreement and other state settlement expense	$587	$578
Federal tobacco buyout expense	$61	$52
FDA fees	$16	$—

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$570	$82	$0.28	$97	$8	$0.03
The GAAP results include the following:
Trademark impairment charges	—	—	—	453	285	0.97
Health-care subsidy tax charge	—	27	0.09	—	—	—
Loss on discontinued operations	—	216	0.74	—	—	—

Total adjustments	—	243	0.83	453	285	0.97

Adjusted results	$570	$325	$1.11	$550	$293	$1.00

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	March 31,	Dec. 31,
	2010	2009
Assets
Cash and cash equivalents	$3,272	$2,723
Other current assets	2,629	2,772
Trademarks and other intangible assets, net	2,711	2,718
Goodwill	8,185	8,185
Other noncurrent assets	1,605	1,611

	$18,402	$18,009

Liabilities and shareholders’ equity
Tobacco settlement accruals	$3,196	$2,611
Other current liabilities	2,045	1,729
Long-term debt (less current maturities)	4,127	4,136
Deferred income taxes, net	454	441
Long-term retirement benefits (less current portion)	1,913	2,218
Other noncurrent liabilities	306	376
Shareholders’ equity	6,361	6,498

	$18,402	$18,009

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
R.J. Reynolds is the second-largest tobacco company in the United States and manages a contract manufacturing business.
American Snuff is the second-largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff

GAAP operating income	$470	$84	$82	$8

The GAAP results include the following:
Trademark impairment charges	—	—	377	76

Total adjustments	—	—	377	76

Adjusted operating income	$470	$84	$459	$84

Schedule 4
R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET
VOLUME (in billions):

	Three Months Ended
	March 31,		Change
	2010	2009	Units	%
Camel (filter styles)	4.7	5.0	(0.3)	-5.3%
Pall Mall	4.4	1.9	2.5	134.3%

Total growth brands	9.1	6.9	2.3	32.9%

Total support brands	7.7	9.7	(2.0)	-21.0%

Total non-support brands	1.4	2.1	(0.7)	-33.1%

Total R.J. Reynolds domestic	18.2	18.7	(0.5)	-2.5%

Total premium	10.3	11.7	(1.4)	-11.8%
Total value	7.9	7.0	0.9	13.2%
Premium/total mix	56.7%	62.7%

Industry	72.0	73.8	(1.8)	-2.4%
Premium	51.0	51.7	(0.8)	-1.5%
Value	21.1	22.1	(1.0)	-4.6%
Premium/total mix	70.7%	70.1%
RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2010	2009	Change
Camel (filter styles)	7.1%	7.6%	(0.5)
Pall Mall	6.5%	2.9%	3.6

Total growth brands	13.6%	10.5%	3.1

Total support brands	11.9%	14.1%	(2.2)

Total non-support brands	2.4%	3.1%	(0.7)

Total R.J. Reynolds domestic	27.9%	27.7%	0.2
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate. R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri. Industry volume data based on information from Management Science Associates, Inc. Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
AMERICAN SNUFF MOIST-SNUFF VOLUMES AND SHARE OF SHIPMENTS
VOLUME (in millions of cans):

	Three Months Ended
	March 31,		Change
	2010	2009	Units	%

Kodiak	12.0	10.7	1.3	12.0%
Grizzly	72.6	65.0	7.6	11.7%
Other	1.2	0.8	0.4	46.9%

Total moist snuff cans	85.7	76.4	9.3	12.2%
SHARE OF SHIPMENTS:

	Three Months Ended
	March 31,
	2010	2009	Change

Kodiak	3.8%	3.8%	—
Grizzly	24.0%	24.7%	(0.7)
Other	0.3%	0.3%	—

Total share of shipments	28.1%	28.8%	(0.7)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported retail shipment data processed by Management Science Associates, Inc.